Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

FIRST QUARTER 2019 RESULTS

HIGHLIGHTS AND RECENT ACCOMPLISHMENTS:

•	Total fleet utilization continues to rise

•	Purchase of Noble Joe Knight builds on opportunity for fleet expansion

•	Noble Don Taylor awarded one-year contract in Guyana

•	Contract extension into 2020 for Noble Clyde Boudreaux

•	Contract extensions awarded to Noble Sam Hartley and Noble Joe Beall

•	Noble Sam Croft commences contract following reactivation project

LONDON, May 1, 2019 – Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended March 31, 2019 (first quarter) of $71 million, or $0.29 per diluted share, of which $4 million, or $0.02 per diluted share related to discontinued operations.

The Company’s net loss from continuing operations attributable to Noble Corporation plc for the first quarter of 2019 was $67 million, or $0.27 per diluted share, on total revenues of $283 million. Results for the first quarter included an after-tax gain of $25 million, or $0.10 per diluted share, resulting from the early extinguishment of debt as a result of a successful tender offer for Senior Notes. Excluding the impact of the gain from early debt extinguishment, the Company would have reported a net loss from continuing operations attributable to Noble Corporation plc of $92 million, or $0.37 per diluted share.

“We are encouraged by our strong start to 2019 and the continued evidence of steady industry improvement,” said Julie J. Robertson, Chairman, President and Chief Executive of Noble Corporation plc. “Following the completion of timely reactivation programs, we have returned four floating units and one jackup to active service over the past seven months, including the drillship Noble Sam Croft during the first quarter of 2019. These cost-effective rig reactivations, coupled with the excellent regional positioning of our global fleet, were instrumental in driving higher total marketed fleet utilization in the

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first quarter, to 87 percent compared to only 57 percent for the same quarter in 2018. In addition, our fleet operating days continue to trend favorably, and operational execution remains outstanding with total fleet uptime in the first quarter of 97.8 percent.”

Contract drilling services revenues for the first quarter of 2019 totaled $271 million compared to $292 million in the fourth quarter of 2018. The seven percent decline was largely attributable to a reduction in average dayrates in the floating rig fleet, to $236,700 compared to $267,700 in the fourth quarter of 2018. The fourth quarter 2018 retirement of the standard duty jackup rig Noble Gene House and fewer calendar days in the first quarter also contributed to the revenue decline. Total fleet utilization in the first quarter improved to 76 percent compared to 75 percent in the fourth quarter of 2018 and 47 percent in the first quarter of 2018. The first quarter 2019 improvement was driven by modestly higher operating days in the floating rig fleet.

Contract drilling services costs for the first quarter of 2019 were $172 million compared to $179 million in the fourth quarter of 2018. The four percent decline was due primarily to recent rig retirements, reduced repair and maintenance expenses and lower costs associated with operations support and rig mobilizations. Partially offsetting these items were costs associated with higher floating rig activity. Contract drilling services margin declined to 37 percent in the first quarter compared to 39 percent in the fourth quarter of 2018, due mainly to reduced revenues from the drillship Noble Don Taylor following the conclusion in February of a legacy contract.

Operating Highlights

Utilization of the Company’s floating rig fleet, consisting of eight drillships and four semisubmersibles, improved to 60 percent in the first quarter of 2019, compared to 56 percent and 37 percent in the fourth and first quarters of 2018, respectively. When measured as marketed utilization, which excludes three cold stacked units, utilization in the quarter was 80 percent as compared to 75 percent and 57 percent during the same periods in 2018. A five percent improvement in fleet operating days in the first quarter was driven primarily by increased activity for the drillships Noble Tom Madden and Noble Sam Croft, with both rigs active during the first quarter following the completion of reactivation projects during the fourth quarter of 2018 and first quarter of 2019, respectively. Seven of the Company’s eight drillships are currently contracted, with six of these drillships now contractually committed into or beyond 2020. This includes recent commercial successes for the Noble Don Taylor, which received a contract extension for work in the U.S. Gulf of Mexico, followed by a one-year contract award for drilling services offshore Guyana. The rig, which is expected to remain under contract into the second half of 2020, will join the Noble Bob Douglas and Noble Tom Madden offshore Guyana, where Noble is the leading provider of contract drilling services in what continues to be one of the industry’s most opportunity-rich offshore basins. Among the Company’s four semisubmersibles, the Noble Clyde Boudreaux continues a drilling program offshore Myanmar, which has recently been extended following the expansion of the project’s scope. The rig is now expected to be under contract through the first quarter of 2020. At March 31, 2019, 53 percent of the available floating rig days remaining in 2019 were under contract compared to 49 percent at the beginning of the year. The measure improves to 57 percent with the addition of the recent contract extension and award for the Noble Don Taylor since the end of the first quarter.

Utilization in the first quarter of the Company’s 11 active jackups was 93 percent compared to 94 percent and 56 percent in the fourth and first quarters of 2018, respectively. Operating days in the first quarter declined 11 percent compared to the fourth quarter of 2018, or three percent when adjusted for the fourth quarter 2018 retirement of the Noble Gene House. The decline was primarily due to idle time on the Noble Tom Prosser, which spent the quarter completing a regulatory program and transitioning to a new contract assignment offshore Australia that commenced in March. These idle days were partially offset by a full quarter of operations on the Noble Sam Hartley. During the first quarter, the recently acquired newbuild jackup Noble Johnny Whitstine completed a mobilization to the Middle East and commenced a three-year contract offshore Saudi Arabia in mid-April. Also, the newbuild jackup Noble Joe Knight, purchased during the first quarter of 2019, is in a shipyard in Singapore completing final commissioning and client-requested upgrades. The rig remains on schedule to commence a three-year contract offshore Saudi Arabia by the end of the third quarter 2019. Finally, in April, contract extensions were awarded to the Noble Sam Hartley and Noble Joe Beall, keeping the rigs employed into April 2020 and December 2019, respectively. At March 31, 2019, 75 percent of the available jackup rig days remaining in 2019 were under contract, improving to 81 percent with the addition of the recent extensions.

Backlog, Capital and Balance Sheet

The Company’s contract backlog totaled $2.3 billion at March 31, 2019, including an estimated $1.4 billion contributed by the floating rig fleet and $900 million by the jackup rig fleet. Approximately 64 percent of the available days remaining in 2019 are committed to contracts across the Company’s fleet of 25 rigs. The backlog figure and days committed to contracts exclude the recently awarded contract extension and one-year award for the Noble Don Taylor and extensions for the Noble Sam Hartley and Noble Joe Beall.

Capital expenditures in the first quarter of 2019 totaled $83 million, consisting of $8 million of sustaining capital, $41 million for major projects, reactivations and subsea equipment, $30 million devoted to the February 2019 purchase of the Noble Joe Knight, and $4 million in capitalized interest. The Company continues to expect capital expenditures in 2019 to total approximately $250 million, excluding the $54 million seller-financed portion of the Noble Joe Knight purchase price.

During the first quarter, the Company completed cash tender offers for certain Senior Notes outstanding, resulting in the purchase of $441 million aggregate principal amount of Notes for $400 million, plus accrued interest. The Company utilized cash on hand and borrowings of $300 million against its 2015 credit facility to complete the cash tender transaction. In addition to modestly reducing debt maturities up to 2025 through the repurchase of the Senior Notes at a discount, the transaction is expected to reduce annual interest expense by approximately $10 million. At March 31, 2019, the Company reported cash and cash equivalents of $187 million, with $350 million outstanding under its revolving credit facilities, and total debt of just under $3.9 billion.

Outlook

Concluding, Ms. Robertson noted, “At the close of the first quarter of 2019, utilization of the offshore industry’s floating fleet, as measured by marketed contracted units, reached 80 percent for the first time since September 2015. Customer needs for floating rig capacity are becoming more numerous, with an increasing number of opportunities requiring primary terms of one or more years. These favorable developments, together with continuing improvement across the global jackup rig fleet, further supports the argument for a gradual, broadening industry recovery.”

A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for revenues, net loss, income tax and diluted earnings per share for the first quarter 2019, and fourth and first quarters of 2018.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, rig reactivations, shipyard risks and timing of shipyard deliveries, delays in mobilization of rigs, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its first quarter 2019 results on Thursday, May 2, 2019, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-833-245-9653, or internationally 1-647-689-4225, using access code: 7183887, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, May 2, 2019, beginning at 11:00 a.m. U.S. Central Daylight Time, through Saturday, June 1, 2019, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 7183887. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating revenues
Contract drilling services	$270,501	$229,106
Reimbursables and other	12,387	6,051

	282,888	235,157

Operating costs and expenses
Contract drilling services	171,728	136,849
Reimbursables	9,395	4,350
Depreciation and amortization	109,578	128,755
General and administrative	15,999	22,083

	306,700	292,037

Operating loss	(23,812)	(56,880)

Other income (expense)
Interest expense, net of amounts capitalized	(70,244)	(76,015)
Gain (loss) on extinguishment of debt, net	31,266	(8,768)
Interest income and other, net	2,506	1,339

Loss from continuing operations before income taxes	(60,284)	(140,324)
Income tax provision	(2,865)	(2,996)

Net loss from continuing operations	(63,149)	(143,320)
Net loss from discontinued operations, net of tax	(3,821)	—

Net loss	(66,970)	(143,320)
Net (income) loss attributable to noncontrolling interests	(3,919)	986

Net loss attributable to Noble Corporation plc	$(70,889)	$(142,334)

Net loss attributable to Noble Corporation plc
Net loss from continuing operations	$(67,068)	$(142,334)
Net loss from discontinued operations, net of tax	(3,821)	—

Net loss attributable to Noble Corporation plc	$(70,889)	$(142,334)

Per share data
Basic:
Loss from continuing operations	$(0.27)	$(0.58)
Loss from discontinued operations	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.29)	$(0.58)

Diluted:
Loss from continuing operations	$(0.27)	$(0.58)
Loss from discontinued operations	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.29)	$(0.58)

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$187,093	$375,232
Accounts receivable, net	211,729	200,722
Prepaid expenses and other current assets	62,288	83,102

Total current assets	461,110	659,056

Property and equipment, at cost	11,017,281	10,956,412
Accumulated depreciation	(2,510,699)	(2,475,694)

Property and equipment, net	8,506,582	8,480,718

Other assets	148,622	125,149

Total assets	$9,116,314	$9,264,923

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$300,000	$—
Accounts payable	111,044	125,557
Accrued payroll and related costs	34,867	50,284
Other current liabilities	149,721	189,616

Total current liabilities	595,632	365,457

Long-term debt	3,550,791	3,877,402
Other liabilities	386,083	367,490

Total liabilities	4,532,506	4,610,349

Commitments and contingencies
Equity
Total shareholders’ equity	4,183,506	4,253,171
Noncontrolling interests	400,302	401,403

Total equity	4,583,808	4,654,574

Total liabilities and equity	$9,116,314	$9,264,923

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net loss	$(66,970)	$(143,320)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	109,578	128,755
(Gain) loss on extinguishment of debt, net	(31,266)	8,768
Changes in components of working capital:
Change in taxes receivable	4,204	84,486
Net changes in other operating assets and liabilities	(56,321)	(23,776)

Net cash provided by (used in) operating activities	(40,775)	54,913

Cash flows from investing activities
Capital expenditures	(96,793)	(33,816)
Proceeds from disposal of assets, net	7,930	117

Net cash used in investing activities	(88,863)	(33,699)

Cash flows from financing activities
Issuance of senior notes	—	750,000
Borrowings on credit facilities	350,000	—
Repayments of debt	(400,000)	(952,209)
Debt issuance costs	(90)	(14,184)
Dividends paid to noncontrolling interests	(5,020)	(2,667)
Taxes withheld on employee stock transactions	(2,763)	(3,305)

Net cash used in financing activities	(57,873)	(222,365)

Net decrease in cash, cash equivalents and restricted cash	(187,511)	(201,151)
Cash, cash equivalents and restricted cash, beginning of period	375,907	662,829

Cash, cash equivalents and restricted cash, end of period	$188,396	$461,678

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2019			2018			2018
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$270,501	$—	$270,501	$229,106	$—	$229,106	$292,049	$—	$292,049
Reimbursables and other	12,387	—	12,387	6,051	—	6,051	17,843	—	17,843

	$282,888	$—	$282,888	$235,157	$—	$235,157	$309,892	$—	$309,892

Operating costs and expenses
Contract drilling services	$171,728	$—	$171,728	$136,849	$—	$136,849	$178,666	$—	$178,666
Reimbursables	9,395	—	9,395	4,350	—	4,350	14,761	—	14,761
Depreciation and amortization	106,086	3,492	109,578	123,215	5,540	128,755	110,372	3,854	114,226
General and administrative	15,999	—	15,999	22,083	—	22,083	14,694	—	14,694
Loss on impairment	—	—	—	—	—	—	9,290	—	9,290

	$303,208	$3,492	$306,700	$286,497	$5,540	$292,037	$327,783	$3,854	$331,637

Operating loss	$(20,320)	$(3,492)	$(23,812)	$(51,340)	$(5,540)	$(56,880)	$(17,891)	$(3,854)	$(21,745)

Operating statistics
Jackups:
Average Rig Utilization	93%			56%			94%
Operating Days	923			706			1,037
Average Dayrate	$127,150			$153,662			$121,949
Floaters:
Average Rig Utilization	60%			37%			56%
Operating Days	647			465			619
Average Dayrate	$236,715			$259,326			$267,737
Total:
Average Rig Utilization	76%			47%			75%
Operating Days	1,570			1,171			1,655
Average Dayrate	$172,305			$195,633			$176,443

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table presents the computation of basic and diluted loss per share:

	Three Months Ended March 31,
	2019	2018
Numerator:
Basic
Net loss from continuing operations	$(67,068)	$(142,334)
Net loss from discontinued operations, net of tax	(3,821)	—

Net loss attributable to Noble Corporation plc	$(70,889)	$(142,334)

Diluted
Net loss from continuing operations	$(67,068)	$(142,334)
Net loss from discontinued operations, net of tax	(3,821)	—

Net loss attributable to Noble Corporation plc	$(70,889)	$(142,334)

Denominator:
Weighted average shares outstanding - basic	248,251	246,175
Weighted average shares outstanding - diluted	248,251	246,175

Loss per share
Basic:
Loss from continuing operations	$(0.27)	$(0.58)
Loss from discontinued operations	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.29)	$(0.58)

Diluted:
Loss from continuing operations	$(0.27)	$(0.58)
Loss from discontinued operations	(0.02)	—

Net loss attributable to Noble Corporation plc	$(0.29)	$(0.58)

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on May 1, 2019, and discussed in the related conference call on May 2, 2019, are appropriate measures of the continuing and normal operations of the Company:

(i)	In the first quarter of 2019, a gain on debt extinguishment;

(ii)	In the first and fourth quarter of 2018, a loss and gain on debt extinguishment, respectively; and

(iii)	In the fourth quarter of 2018, an impairment of two of our rigs.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended March 31,		Three Months Ended December 31,
	2019	2018	2018
Income tax benefit (provision)	$(2,865)	$(2,996)	$56,307

Adjustments
Gain (loss) on debt extinguishment	6,566	(1,841)	1,442
Discrete tax items	—	—	(60,568)

Total Adjustments	6,566	(1,841)	(59,126)

Adjusted income tax benefit (provision)	$3,701	$(4,837)	$(2,819)

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended March 31,		Three Months Ended December 31,
	2019	2018	2018
Net loss attributable to Noble Corporation plc	$(70,889)	$(142,334)	$(33,062)

Adjustments
Loss on impairment	—	—	9,290
(Gain) loss on debt extinguishment	(24,700)	6,927	(5,424)
Discrete tax items	—	—	(60,568)

Total Adjustments	(24,700)	6,927	(56,702)

Adjusted net loss attributable to Noble Corporation plc	$(95,589)	$(135,407)	$(89,764)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended March 31,		Three Months Ended December 31,
	2019	2018	2018
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.29)	$(0.58)	$(0.13)

Adjustments
Loss on impairments	—	—	0.04
(Gain) loss on debt extinguishment	(0.10)	0.03	(0.02)
Discrete tax items	—	—	(0.25)

Total Adjustments	(0.10)	0.03	(0.23)

Adjusted diluted EPS attributable to Noble Corporation plc	$(0.39)	$(0.55)	$(0.36)